Omega Orthodontics, Inc.
                              3621 Silver Spur Lane
                                 Acton, CA 93510


                                                   September 25, 1997

Dear ____________________________:

         Reference is made to that certain 15% Senior Promissory Note issued to you (the "Purchaser") by Omega Orthodontics, Inc. ("Omega") in the original principal amount of $________ due September 30, 1997 (the "Note"). In consideration of the mutual premises and the mutual covenants contained herein and in the Note, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Purchaser and Omega hereby agree to amend the Note by removing all references to September 30, 1997 as the maturity date of the Note and replacing them with October 31, 1997. Except as expressly amended or modified hereby, the Note shall and does hereby remain in full and effect and is hereby ratified and confirmed in all respects.

         If you agree with the amendment set forth above, please date and sign the enclosed copy of this letter and return one executed copy to Steven E. Borgeson at Robinson & Cole LLP.

                                         Very truly yours,

                                         OMEGA ORTHODONTICS, INC.



                                         ---------------------------------------
                                         Robert J. Schulhof, President and Chief
                                         Executive Officer



ACCEPTED AND AGREED
AS OF THE 26TH DAY OF SEPTEMBER, 1997